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                                                                 Exhibit (a)(11)

This announcement is neither an Offer to purchase nor a solicitation of an Offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated December 2, 1999, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash All of the Outstanding Shares of Common Stock of Bolle Inc. at $5.25 Net Per Share by Shade Acquisition, Inc. a wholly owned subsidiary of Worldwide Sports and Recreation, Inc. a company controlled by Wind Point Partners

Shade Acquisition, Inc., a Delaware corporation ("Acquisition Sub") which is a wholly owned subsidiary of Worldwide Sports and Recreation, Inc., a Delaware corporation ("Purchaser"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Bolle Inc., a Delaware corporation (the "Company") (the "Shares"), at $5.25 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer (as defined below), being referred to herein as the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated December 2, 1999 (together with any amendments or supplements thereto, the "Offer to Purchase"), and in the related Letter of Transmittal (which collectively, together with any amendments or supplements thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to instruction 6 of the Letter of Transmittal, transfer taxes on the
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purchase of Shares by Acquisition Sub pursuant to the Offer. The purpose of the
Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 4, 2000, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares owned by Purchaser, Acquisition Sub or any of their affiliates, constitutes more than 90% of the aggregate outstanding Shares (including any Shares outstanding as of the consummation of the Offer that have been issued upon the exercise of options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares) of all the securities of the Company and (ii) Purchaser having obtained sufficient financing, on terms and conditions satisfactory to Purchaser to enable consummation of the Offer and the Merger. The Offer is also subject to certain other conditions described in Section 14 of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 24, 1999 (the "Merger Agreement"), among Purchaser, Acquisition Sub and the Company, pursuant to which, after the completion of the Offer, Acquisition Sub will be merged with and into the Company (the "Merger") and each Share issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Shares owned by the Company or any of its subsidiaries, Purchaser, Acquisition Sub or any of their affiliates or Shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Offer Price. As a result of the Merger, the Company will become a wholly owned subsidiary of Purchaser. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and has approved the Offer and the Merger Agreement and recommends that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer.

For purposes of the Offer, Acquisition Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Acquisition Sub gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent
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for the tendering stockholders for the purpose of receiving payments from
Acquisition Sub and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the Offer Price be paid, regardless of any delay in making such payment.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Acquisition Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) and, unless theretofore accepted for payment by Acquisition Sub pursuant to the Offer, may also be withdrawn at any time after January 31, 2000.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Depository Institution (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial
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numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Acquisition Sub, in its sole discretion, which determination shall be final and binding. None of Purchaser, Acquisition Sub, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (e)(1)(vii) of Rule
14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Acquisition Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials, will be mailed by Acquisition Sub to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished at Acquisition Sub's expense. Acquisition Sub will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
MORROW & CO., INC.
445 Park Avenue, 5th Floor
New York, NY 10022
Banks and Brokerage Firms Call: (800) 662-5200
Shareholders Please Call: (800) 566-9061

December 2, 1999